Exhibit 99.1
AMENDMENT
     This Amendment, effective as of September 4, 2007 (the “Amendment”), is made by and between Salton, Inc., a Delaware corporation (the “Company”), and William Lutz (the “Executive”).
     WHEREAS, the Company and the Executive are parties to an Employment Agreement effective as of December 10, 2005 (the “Employment Agreement”); and
WHEREAS, the Company and the Executive desire to amend the Employment Agreement;
     NOW, THEREFORE, in consideration of the mutual undertakings of the parties hereto, the Company and the Executive agree as follows:
     1. The introductory clause of Section 1.7 of the Employment Agreement (preceding subsection (a)) is amended to read as follows: “ ‘Change of Control’ shall be deemed to have occurred upon any of the following events provided that such event is, or with respect to an event described in subsection 1.7(c) becomes, a ‘change in the ownership or effective control’ of the Company or a ‘change in the ownership of a substantial portion of the assets’ of the Company, in each case as defined in Treas. Reg. § 1.409A-3(i)(v):”
     2. Subsection 1.17(d) of the Employment Agreement is amended to read as follows: “(d) a Termination of Employment by Executive for any reason during the period beginning on the date of a Change of Control and ending on the two-year anniversary of the Change of Control; provided, however, that this subsection 1.17(d) shall not be treated as Good Reason for purposes of Section 6.5 hereof.”
     3. Section 4.1 of the Employment Agreement is hereby amended by adding the following at the end thereof: “; provided that, effective as of April 30, 2007, the Annual Base Salary shall be $325,000 per year.”
     4. Section 4.2 of the Employment Agreement is hereby amended by adding the following at the end thereof: “Notwithstanding the foregoing, the Executive shall be entitled to a bonus of $100,000 payable upon the earlier of: (x) December 31, 2007; and (y) the date the Board determines that the Company has successfully implemented a strategic alternative (the earlier, the “Payment Date”); provided that the Board, in its discretion, may pay a portion of the bonus prior to the Payment Date based on the Executive’s efforts in recommending to the Board and implementing a strategic alternative.”
     5. Clause 6.3(b) of the Employment Agreement is amended to read as follows: “(b) following the Date of Termination, the Company shall pay 18 months of the Executive’s Annual Base Salary as such payments would normally fallen due if the Executive had continued to work over such period;”
     6. Clause 6.3(d) of the Employment Agreement is relettered as clause 6.3(e) and clause 6.3(c) is amended to read in two clauses as follows: “(c) within sixty (60) days after the

Date of Termination in a lump sum in immediately available funds, the total amount (if any) of the Executive’s unvested benefits (if any) under any Company sponsored plan or program (other than any plan or program that is a deferred compensation plan within the meaning of Section 409A of the Internal Revenue Code of 1986 (the “Code”)) which is forfeited on account of the Executive’s employment being terminated; and (d) immediately as of the Date of Termination full vesting of benefits under any Company sponsored plan or program that is a deferred compensation plan within the meaning of Section 409A of the Code, payable in accordance with the terms of such plan or program for vested benefits; and”
     7. Section 6.3 of the Employment Agreement is hereby amended to read as follows:
     “6.4 Termination Benefits upon a Change of Control. If within the Contract Term: (i) there occurs a Change of Control and (ii) within the two-year period after the Change of Control the Company terminates the employment of the Executive or the Executive terminates his Employment for Good Reason, then Executive shall receive the payments required by Section 6.3; provided that the payments pursuant to clause (b) shall be paid in a single lump sum payment within five (5) days after the Date of Termination.”
     8. The following Section 6.5 is hereby added to the Employment Agreement”
     “6.5 Section 409A.
     “(a) Notwithstanding anything to the contrary in this Article VI, to the extent required by Section 409A of the Code, payment to the Executive if he is a “specified employee” (as defined in Section 1.409A-1(i) of the Treasury regulations under Section 409A of the Code) shall not be made before the date which is six months after the date of the Executive’s separation from service (within the meaning of Section 409A(a)(2)(B)(i) of the Code) or, if earlier, the date of death of the Executive; except to the extent the payments are (x) made by reason of involuntary termination of employment by the Company without Cause or a termination of the Executive’s own employment with the Company for Good Reason and (y) do not exceed the Basic Severance Limitation.
     “(b) For this purpose the “Basic Severance Limitation” means two times the lesser of (x) the sum of the Executive’s annualized compensation based on the annual rate of pay for services provided to the Company for the taxable year of the Executive preceding the taxable year in which the Executive’s employment terminated (adjusted for any increase during that taxable year that was expected to continue indefinitely if the Participant had not incurred a termination of employment); or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year of the Executive’s termination of employment (which is $225,000 for 2007).
     “(c) If this Section 6.5 applies, then (w) any lump sum payment otherwise required (a “Required Lump Sum”) shall first be made when due up to Basic Severance Limitation; (x) any Required Lump Sum that exceeds the Basic Severance Limitation shall be paid in a single lump sum on the date that is six (6) months after the Date of Termination; (y) any installment payments otherwise required (“Required Installments”) shall be paid in equal monthly installments during the six month period up to an aggregate amount that (together with any Required Lump Sum paid during the six month period) is not in excess of the Basic Severance Limitation, and (z) the remaining amount of any Required Installments that would have been paid during the six-month period but for the application of the Basic Severance Limitation shall be paid (without interest) in a lump sum on the date that is six (6) months and one day after the Date of Termination, and the remaining Required Installments shall be paid over the remainder of the applicable installment period.”
     9. The reference to “subparagraph 1.25(a) or (b)” in Section 1.17 is corrected to read “subsection 1.17(a) or (b)”; the reference to “Contract Year” in Section 6.3 is corrected to read “Contract Term” and the reference to “Section 8.1” in Section 8.12 is corrected to read “Section 7.1.”
     10. All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Employment Agreement.
     11. Except as provided herein, all of the provisions of the Employment Agreement shall continue in full force and effect.
     IN WITNESS WHEREOF, the parties have executed this Amendment on the date first above written.

SALTON, INC.
By:	/s/ Marc Levenstein
Its:	Secretary

/s/ William Lutz
William Lutz